Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Settlement Agreement” or the “Agreement”) is effective as of April 6, 2017 (the “Effective Date”), and is made by, between and among, Brent Bailey (“Bailey”), on the one hand, and Cyanotech Corporation (“Cyanotech”) (hereinafter, Bailey and Cyanotech are referred to collectively as the “Parties”), as follows:

R E C I T A LS

WHEREAS, the Parties are parties to a Separation Agreement and Release of Claims dated March 31, 2016 (the “Separation Agreement”);

WHEREAS, the Parties are currently engaged in dispute resolution regarding certain claims relating to the Separation Agreement (the “Dispute”);

WHEREAS, the Parties reached a complete and binding settlement agreement on April 6, 2017, which writing is intended to further reduce and capture the Parties’ agreement;

WHEREAS, each party to this Settlement Agreement has had the benefit of independent counsel and advice, and understands the terms of this Settlement Agreement, and enters into this Settlement Agreement freely and voluntarily; and

WHEREAS, nothing contained herein shall be deemed to be an admission or acknowledgement by any Party to this Settlement Agreement of any wrongdoing or impropriety, or any liability for any of the current or possible claims or defenses that exist or could exist in the Dispute,

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained in this Settlement Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Parties agree to the following, fully enforceable terms:

A G R E E M E N T

1.        Incorporation of Recitals. The foregoing recitals are hereby restated by the Parties, and are hereby incorporated into this Settlement Agreement by this reference as if fully and expressly set forth as part of the terms of this Settlement Agreement.

2.        Settlement Payment by Cyanotech to Bailey. Pursuant to the terms of this Settlement Agreement, and Bailey’s compliance with such terms, Cyanotech agrees to pay Bailey $325,000.00 (Three Hundred and Twenty Five Thousand Dollars and No Cents) as follows:

2.1.	$100,000.00 (One Hundred Thousand Dollars and No Cents) on or before April 21, 2017, less standard payroll deductions and withholdings;

2.2.

$225,000.00 (Two Hundred and Twenty Five Thousand Dollars) paid in 12 equal monthly installments of $18,750.00 per month on or before the fifteenth day of each month commencing on May 15, 2017, less standard payroll deductions and withholdings.

Cyanotech shall make the Settlement Payments to Bailey by means of direct deposit pursuant to the deposit instructions that Bailey has previously provided.

3.        Mutual General Release. As of the Effective Date of this Agreement, the Parties, on behalf of themselves and their respective owners, members, shareholders, officers, directors, managers, employees, attorneys, insurers, representatives, agents, successors, assigns, parents, affiliates, subsidiaries, heirs, executors, and administrators, and each of them, hereby absolutely, fully and forever release one another, and their respective owners, members, shareholders, officers, directors, managers, employees, attorneys, insurers, representatives, agents, successors, assigns, parents, affiliates, subsidiaries, heirs, executors, and administrators, and each of them, from any and all claims, suits, judgments, losses, debts, expenses, costs, liens, promises, contracts, agreements, damages, demands, and liabilities whatsoever, whether existing or contingent, known or unknown, whether at law or in equity, including but not limited to any obligations under the Separation Agreement, which they have, ever had, or may have on account of any act, matter, omission, cause or event occurring or arising on or prior to the Effective Date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to release any claims for breach of this Agreement.

4.          Section 1542 Waiver. Bailey waives all rights under California Civil Code section 1542, if applicable, and any similar statute or rule of decision in Hawaii or any other jurisdiction. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

By waiving all rights under section 1542, Bailey acknowledges that this General Release includes all claims, demands, or causes of action, attorneys’ fees and costs that Bailey may have against Cyanotech. It is understood and agreed by Bailey that the General Release contained in this Agreement waives all right, if any, under California Civil Code section 1542, and any similar statute or rule of decision in Hawaii or any other jurisdiction, and is a full and final release, and that it will extinguish claims demands and cause of action that are known or unknown, foreseen or unforeseen, anticipated or unanticipated, or every kind, nature and character Bailey may have against Cyanotech as of the date Bailey executes this Agreement.

5.        Sole Consideration. The Parties acknowledge that the terms of this Agreement and the amounts stated herein are the sole consideration for this Agreement, and that they voluntarily accept such consideration for the purpose of making a full, final, and complete compromise and settlement of all claims, demands, actions and causes of action as provided in this Agreement. The Parties further acknowledge that this Agreement covers any and all claims, which either Party now has or might have at any time in the future arising out of its past or present relationship and/or arising out of or resulting from the Separation Agreement, and that such claims, demands, actions and causes of action may be undeveloped, uncertain and indefinite as to nature, extent, duration and amount.

6.          Cyanotech Confidential Information; Trade Secrets. For a period of 36 months from the Effective Date, Bailey agrees not to disclose, directly or indirectly, or permit others to disclose, any Confidential Information or Trade Secrets as defined below.

6.1.

“Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary,” and which was disclosed to or obtained from the Company by Bailey, which relates to the past, present, or future research, development, or business activities of the Company. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: business records, intellectual property licensing programs, licensing terms and conditions, strategic planning, business acquisition planning, business development, joint venture planning, forward planning, strategic initiatives, prospective patent portfolio information, prospective investor information, prospective joint venture information, designs, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how,” new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any non-public business information. Confidential Information does not include any information which (A) is or becomes generally available to the public by acts other than those of Bailey after receiving it, or (B) has been received lawfully and in good faith by Bailey from a third party who did not derive it from the Company in violation of a duty or obligation of confidentiality.

6.2.

“Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to any of the Company and is not generally known in the industry.

7.          Non-Disparagement. The Parties agree that worldwide and for a 12-month period hereafter, they will not disparage the other Party, any products, services, or operations of the other Party, or any of the former, current, or future officers, directors, or employees of the other Party. This clause shall not apply on occasions when a party is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by law, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.

8.          Tax Witholding. Bailey represents that he has been represented by counsel and has not relied upon any advice from Cyanotech and/or its attorneys as to the necessity of withholding or the taxability of such payment, whether pursuant to federal, state or local income tax statutes or otherwise. Bailey acknowledges that Cyanotech does not make and has not made any representations regarding the taxability of the payment to him, and he has not relied upon any representation by Cyanotech on that subject.

9.            Authority. Each of the Parties represent, warrant, and agree that it has authority to enter into this Settlement Agreement, and has the authority to agree to be bound by the terms of this Settlement Agreement, without the consent or approval of any other person or entity.

10.         Remedies.     All remedies specified in this Agreement shall be cumulative, and each remedy shall be in addition to all other remedies available under this Agreement or at law or in equity; provided however, that no party shall have any grounds to rescind this Agreement or to reinstate any prior agreements or assert any claim under the prior agreements. In the event of a breach of any term of this Agreement, the prevailing Party shall be entitled to recover all of its costs and reasonable attorneys’ fees (including, without limitation, expert witness fees and court reporter fees) incurred in enforcing its rights and/or any term of this Agreement.

11.         Survival. The representations, warranties and promises of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

12.         Severability. In the event that a court, agency or other tribunal finds any of the provisions of this Agreement to be unenforceable, void or voidable in whole or in part, the remaining provisions of this Agreement will remain enforceable as written.

13.       Neutral Construction. The language of this Agreement shall be construed as the joint language of the Parties, chosen to affect their mutual intent and, therefore, not strictly construed for or against either party, regardless of who drafted the Agreement.

14.        No Assignment. Bailey warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Bailey shall defend, indemnify, and hold harmless Cyanotech from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment made.

15.        Amendment/Waiver. This Agreement may be amended or modified only in a written document signed by all of the Parties hereto. Further, the waiver by the Parties of any violation of a term hereof shall not be deemed to waive any subsequent violation.

16.       Successors/Assigns. This Agreement shall inure to the benefit of the Parties’ respective successors, subsidiaries, affiliates, heirs, beneficiaries, and/or assigns.

17.       Merger/Integration. Except as otherwise stated herein, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and renders void all prior and contemporaneous agreements, oral and otherwise, concerning the subject matter of this Agreement.

18.         Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, exclusive of its choice of laws.

19.        Dispute Resolution. The parties agree that prior to the initiation of any lawsuit or legal action, any and all claims, controversies, or disputes arising out of or relating to this Agreement, or the breach thereof, which remain unresolved after direct negotiations between the parties, shall first be submitted to confidential mediation in Honolulu, Hawaii with Dispute Prevention & Resolution, Inc. (“DPRI”) in accordance with the Rules, Procedures and Protocols for Mediations of DPRI then in effect. Notwithstanding the foregoing, the Parties agree that neither Party shall be precluded from seeking any injunctive or equitable relief from a court of competent jurisdiction pursuant to any provision of this Agreement.

20.       Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses in connection with the preparation and performance of this Agreement and the consummation of the transactions contemplated hereby.

21.      No Admission. The Parties agree that this Agreement is a compromise of disputed claims and nothing herein shall constitute or be construed as an admission of wrongdoing on any Party’s part.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Cyanotech Corporation

By: __________________________

Title: ________________________

Brent Bailey

_____________________________